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                                                                    EXHIBIT 99.1
                              NOTICE OF REDEMPTION
                                       OF
                             VLSI TECHNOLOGY, INC.

                     7% CONVERTIBLE SUBORDINATED DEBENTURES

                                DUE MAY 1, 2012

                           CUSIP NUMBER 918270 AA 7*
                 THE CONVERSION PRIVILEGE EXPIRES AT 5:00 P.M.
                     (NEW YORK CITY TIME) ON AUGUST 4, 1995

    NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of May 1, 1987 (the "Indenture"), between VLSI Technology, Inc. (the "Company") and Citibank, N.A., as Trustee, relating to the Company's 7% Convertible Subordinated Debentures Due May 1, 2012 (the "Debentures"), the Company has called for redemption and will redeem on August 7, 1995 (the "Redemption Date") all outstanding Debentures at a redemption price of $1,014.00 per $1,000 principal amount, together with accrued and unpaid interest from May 1, 1995 to the Redemption Date of $18.86 per $1,000 principal amount, for a total redemption price of $1,032.86 per $1,000 principal amount (the "Redemption Price"). Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of Debentures at the addresses set forth below under "Manner of Redemption." On the Redemption Date, the Redemption Price will become due and payable on each Debenture, interest will cease to accrue, and the holders thereof will be entitled to no rights as such holders except the right to receive payment of the Redemption Price.

                ALTERNATIVES AVAILABLE TO HOLDERS OF DEBENTURES

    Holders of the Debentures have the following alternatives which should be carefully considered:

    1. CONVERSION OF DEBENTURES INTO COMMON STOCK. Until 5:00 p.m. New York City time, on August 4, 1995, one business day prior to the Redemption Date, the Debentures are convertible at the option of the holder, in part or in whole, at the conversion price of $22.00 per share, into approximately 45.45 fully paid and nonassessable shares of the Company's common stock, $.01 par value (the "Common Stock"), for each $1,000 principal amount of Debentures. In the event such conversion would result in a fractional share of Common Stock, an amount equivalent to the value of the fraction will be paid in cash by the Company. Such amount will be determined on the basis of the last reported sales price as reported on the Nasdaq Stock Market on the day the Debentures are converted. On the basis of the closing price of the Common Stock as reported on the Nasdaq Stock Market on July 3, 1995 of $29.625, the approximately 45.45 shares had a value (including cash in lieu of the fractional share) equivalent to $1,346.59. No payment or adjustment will be made on conversion for interest accrued on the Debentures surrendered for conversion. Accordingly, any holder surrendering Debentures for conversion will not receive any interest with respect to such Debentures accrued since May 1, 1995. Enclosed for your information is a Prospectus relating to the Common Stock of the Company issuable upon conversion of the Debentures.

    SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS AT LEAST $22.72 PER SHARE, A HOLDER OF THE DEBENTURES WHO CONVERTS WILL RECEIVE COMMON STOCK WITH A MARKET VALUE, PLUS CASH IN LIEU OF ANY FRACTIONAL SHARE, EQUAL TO OR GREATER THAN THE AMOUNT OF CASH THE HOLDER WOULD OTHERWISE BE ENTITLED TO RECEIVE UPON REDEMPTION. SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," BELOW. HOLDERS OF DEBENTURES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. THE CONVERSION RIGHT EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 4, 1995.

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*    No representation is made as to the accuracy of this CUSIP Number either as printed on the Debentures or contained in this Notice of Redemption.
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    2.   REDEMPTION OF DEBENTURES ON AUGUST  7, 1995.  Any Debentures which have not been converted into Common Stock on or prior to August 4, 1995, will be redeemed on the Redemption Date. Upon redemption, a holder will receive $1,032.86 per $1,000 principal amount of Debentures (consisting of $1,014.00 per $1,000 principal amount plus accrued and unpaid interest thereon from May 1, 1995 to the Redemption Date of $18.86 per $1,000 principal amount (the "Redemption Price")). On and after the Redemption Date, interest will cease to accrue and holders of Debentures will not have any rights as such holders other than the right to receive the payment of the Redemption Price upon surrender of their Debentures.

    3. SALE OF DEBENTURES THROUGH ORDINARY BROKERAGE TRANSACTIONS. Sales of Debentures may be made through open market brokerage transactions. After 5:00 p.m., New York City time, on August 4, 1995, no holder of Debentures will be entitled to convert Debentures into Common Stock. Holders of Debentures who wish to make sales should consult with their own brokers concerning if and when their Debentures should be sold.

                              MANNER OF CONVERSION

    To convert Debentures into Common Stock, the holder thereof must surrender such Debentures, duly endorsed or assigned to the Company prior to 5:00 p.m., New York City time, on August 4, 1995, the last business day prior to the Redemption Date, to Citibank, N.A. (the "Trustee"), as follows: IF BY HAND, CITIBANK, N.A., 111 WALL STREET, 5TH FLOOR, NEW YORK, NEW YORK 10043, ATTENTION:
CORPORATE TRUST SERVICES; IF BY MAIL CITIBANK, N.A., 111 WALL STREET, 5TH FLOOR, NEW YORK, NEW YORK 10043, ATTENTION: CORPORATE TRUST SERVICES, and give written notice (on the reverse of the Debenture certificate) to the Trustee that the holder elects to convert such Debentures. Such notice must also certify the name or names in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, together with the address or addresses of the person or persons named. Each Debentures surrendered for conversion must, unless the shares issuable on conversion are to be issued in the same name as the name in which such Debentures is registered, be accompanied by instruments of transfer, in form satisfactory to the Company or the Trustee, duly executed by the holder or his or her duly authorized attorney. The notice that must be given to the Trustee may be provided by surrendering Debentures accompanied by the Letter of Transmittal provided to all record holders of the Debentures. As promptly as practicable after the surrender of such Debenture, as aforesaid, the Company will issue and deliver at the office of the Trustee to such holder, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Debenture and a check for the amount payable in lieu of any fractional share. Holders are also entitled to convert fewer than all Debentures they hold provided that any conversions are for principal amounts of Debentures in integral multiples of $1,000, in accordance with the terms of the Indenture. No payment or adjustment will be made on conversion for interest accrued on the Debentures surrendered for conversion or for dividends on Common Stock delivered on such conversion.

    The Debentures may be converted into Common Stock only by delivery of Debentures, together with the notice described above, to the Trustee prior to 5:00 p.m., New York City time, on August 4, 1995. SINCE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, THAT DETERMINES WHETHER DEBENTURES HAVE BEEN PROPERLY TENDERED FOR CONVERSION, SUFFICIENT TIME SHOULD BE ALLOWED FOR
DEBENTURES SENT BY MAIL TO BE RECEIVED BY THE TRUSTEE PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 4, 1995.

    ANY DEBENTURES WHICH HAVE NOT BEEN PROPERLY PRESENTED TO THE TRUSTEE FOR CONVERSION PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 4, 1995 WILL BE AUTOMATICALLY REDEEMED AS SET FORTH ABOVE.

                              MANNER OF REDEMPTION

    To receive the Redemption Price specified above for any Debentures being redeemed, the holder thereof must surrender such Debentures to the Trustee as follows: IF BY HAND, CITIBANK, N.A., 111 WALL STREET, 5TH FLOOR, NEW YORK, NEW YORK 10043, ATTENTION: CORPORATE TRUST SERVICES, IF BY MAIL CITIBANK, N.A., 111 WALL STREET, 5TH FLOOR, NEW YORK, NEW YORK 10043, ATTENTION: CORPORATE TRUST SERVICES, and give written notice to the Trustee in the Letter of Transmittal included with this Notice of Redemption that the holder elects to redeem such Debentures.
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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is for general information and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the applicable regulations promulgated thereunder, and published administrative and judicial decisions, all as they exist at the date of this Notice of Redemption. Changes in the law could affect the federal income tax consequences discussed herein below.

    Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SALE OR CONVERSION OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE TAX LAWS.

    For federal income tax purposes, the conversion of Debentures into Common Stock will not result in a taxable gain or loss with respect to the Common Stock received, except that gain must be recognized with respect to cash received in lieu of fractional shares upon conversion. The amount of such gain will be equal to the amount of cash received less the basis attributable to such fractional shares and will be capital gain if the Debentures are capital assets in the hands of the holder. A holder's basis for the Common Stock received upon conversion of Debentures will be equal to the basis of the Debentures surrendered and, assuming that the Debentures are capital assets in the holder's hands, the holding period for that Common Stock will include the holding period for those Debentures.

    A sale of Debentures or surrender of Debentures for redemption will be a taxable transaction on which gain or loss, if any, will be recognized. The gain or loss will ordinarily be a capital gain or loss, provided the Debentures are a capital asset in the hands of the holder. The gain or loss recognized upon sale of Debentures or surrender thereof for redemption will be the difference between the holder's basis in the Debenture and the sale price or redemption price, as the case may be, received in respect thereof, exclusive of accrued interest which will be taxable as ordinary income. If a holder purchased the Debentures at below the stated redemption price at maturity, a portion of the gain may be treated as ordinary interest income as a result of the market discount provisions of the Internal Revenue Code. To the extent the Debentures converted are subject to accrued market discount not previously included in the income of the holder, the amount of the accrued market discount will carry over to the Common Stock acquired on conversion and will be taxed as ordinary income upon the subsequent disposition of the Common Stock.

    The federal income tax discussion set forth above is included for general information only. Holders should consult their tax advisors to determine particular tax consequences to them (including the application and effect of market discount and backup withholding rules, state and local income and other tax laws) prior to any conversion, sale or surrender for redemption of the Debentures. Holders who do not provide a Taxpayer Identification Number or who provide an incorrect Taxpayer Identification Number on the substitute W-9 provided in the Letter of Transmittal provided with this Notice of Redemption may be subject to a 31% backup withholding tax and other penalties.

                                    GENERAL

    A copy of this Notice of Redemption, form of Letter of Transmittal to accompany Debentures surrendered for redemption or tendered for conversion, Notice of Guaranteed Delivery and Prospectus of the Company have been sent to all holders of record of the Debentures. Additional copies of such documents may be obtained from the Trustee at the addresses set forth above under "Manner of Conversion" or by telephone at 1-800-422-2066; or the Company at (408) 434-3180. Collect calls will be accepted.

                                          VLSI TECHNOLOGY, INC.
July 6, 1995